Exhibit 99.2

Contact:

Thomas E. Aucamp
Vice President
Services Acquisition Corp. International
(954) 713-1165

FOR IMMEDIATE RELEASE

SERVICES ACQUISITION CORP. INTERNATIONAL
COMPLETES INITIAL PUBLIC OFFERING

NEW YORK, New York, July 6, 2005 – Services Acquisition Corp. International (AMEX: SVI.U) (the ‘‘Company’’) announced today that its initial public offering of 15,000,000 units was consummated. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit, generating gross proceeds to the Company of $120,000,000. Broadband Capital Management LLC acted as managing underwriter for the initial public offering. A copy of the prospectus may be obtained from Broadband Capital Management LLC, 805 Third Avenue, 15th Floor, New York, New York 10022.

Audited financial statements as of July 6, 2005 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Services Acquisition Corp. International, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This public offering will be made only by means of a prospectus, copies of which may be obtained from Broadband Capital Management LLC.